Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 704-5065

matt@haydenir.com

Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 08/04/05

Iteris, Inc. Reports Record Revenues in Fiscal First Quarter

Anaheim, California — August 04, 2005 – Iteris, Inc. (AMEX: ITI), a leading provider of traffic optimization and safety technology products and services, today reported financial results for the fiscal first quarter ended June 30, 2005.

For the first quarter ended June 30, 2005, Iteris, Inc. (the “Company”) reported record net sales and contract revenues of $12.1 million representing a 6.1 percent increase compared to net sales and contract revenues of $11.4 million in the first quarter of the prior fiscal year. This increase was primarily a result of a 29.4 percent increase in AutoVueTM revenues compared to the first quarter of the prior fiscal year.

Contract revenues were $4.6 million for the fiscal first quarter ended June 30, 2005, which were consistent with contract revenues for the first quarter of the prior fiscal year and also consistent with contract revenues reported in the prior quarter.

The first quarter operating results included certain non-cash charges related to the amortization of stock-based compensation of $265,000, the amortization of intangible assets of $37,000 and $62,000 related to changes in value of Company common stock held in the Company’s deferred compensation savings plan.  As a result of these non-cash charges, the Company reported an operating loss of $318,000 for the three-month period ended June 30, 2005 compared to operating income of $566,000 in the first quarter of the prior fiscal year.  Excluding these non-cash charges, the Company’s operating activities would have resulted in $46,000 of income for the three-month period ended June 30, 2005. A table is attached to this release to reconcile the Company’s operating income (loss) as calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to pro forma non-GAAP operating income for all periods presented to better reflect the Company’s operations exclusive of these non-cash charges.

The net loss for the fiscal quarter ended June 30, 2005 was $726,000 compared to net income of $966,000 in the corresponding period of the prior fiscal year.  Net income reported in the prior fiscal quarter benefited from a one-time gain of $949,000 as a result of a legal settlement between Rockwell International and the Michigan Department of Transportation to which the Company was a third party beneficiary.

“We are pleased with the continued growth in our AutoVue business, both with Infiniti and within the truck market,” commented Jack Johnson, chief executive officer of Iteris, Inc. “Discussions with several of the largest automakers are ongoing, and 43 truck fleets are evaluating our LDW system. While it’s impossible to predict the timeline for signing new agreements, we believe the relationships we have forged represent significant near and long-term growth opportunities, which we expect will result in new business this fiscal year.”

“With Congress finally passing the Federal Highway Bill, we expect to capitalize on the significant amount of business which has been delayed while Congress passed a total of nine short-term extensions, inhibiting longer-term projects which are the lifeblood of this segment of our business.  We have managed to maintain profitability during this difficult period and we are looking forward to a business climate unencumbered by fiscal uncertainties.  Despite this challenge, we reported record revenues in the quarter and were profitable from our operations when excluding certain non-cash charges. With improvements anticipated for all three business units, we believe we are well positioned to report a record fiscal year with anticipated revenue growth of at least 10% compared to fiscal 2005.”

As of June 30, 2005, the Company had 28.4 million shares of common stock outstanding and total stockholders’ equity of $17.2 million.  The Company completed the quarter with $2.3 million borrowed against its $5.0 million line of credit. As previously discussed, the Company is in negotiations with its senior lender to replace the existing line of credit facility with a new arrangement. The Company expects to have the new credit facility in place by the end of the second fiscal quarter.

Recent Operational Highlights Included:

•                  AutoVueTM revenues exceeded the $2.0 million mark for the first time ever.

•                  Since the introduction of Lane Departure Warning (“LDW”) systems to the passenger car market, Iteris has recorded royalty revenues based on the cumulative shipment of approximately 13,000 units to Nissan.

•                  AutoVue LDW systems’ sales increased 117.3 percent in the heavy truck market in the fiscal first quarter compared to the first quarter of the prior fiscal year and are up 15.1 percent compared to the prior quarter.

•                  Testing of the LDW system continues with 43 heavy truck fleets representing potentially 90,000 vehicles.

•                  On June 2, 2005, the Company announced that its LDW system will be installed on new trucks purchased by three U.S. commercial truck fleets. Conover, NC-based Piedmont Express, Myrtle Beach, SC-based New South Companies, Inc., and another large national fleet have all purchased new trucks from Freightliner with specifications that include the installation of Iteris’ LDW system.

•                  Approximately $6.5 million in new Systems consulting contracts were signed during the quarter ended June 30, 2005. Systems’ consulting backlog at the end of the first fiscal quarter was $15.9 million up from $13.3 million reported at the end of the prior quarter.

•                  On July 11, 2005, the Company announced that cumulative sales for its Vantage video detection system product line reached the $100 million mark.

•                  On July 6, 2005, the Company announced it will be included in the Russell Microcap Index.

•                  Iteris continues to receive positive media coverage of its LDW technology.  Please refer to recent articles in The Boston Globe and Detroit Free Press on our website www.iteris.com.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety.  Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions.  Iteris, Inc. is headquartered in Anaheim, California.  Investors are encouraged to contact us at 714.774.5000, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements.  Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, our projected revenues, future performance and operating results, the impact of the adoption of the Federal Highway Bill, and our ability to achieve new contracts and to negotiate a new line of credit, and are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; the ability of our partner, Valeo, to expand sales of LDW systems into the passenger car markets; political agendas and the availability for funding for government contracts and budgetary constraints; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	March 31, 2005
	(unaudited)
ASSETS:
Cash	$—	$46
Trade accounts receivable, net	9,697	8,866
Costs and estimated earnings in excess of billings on uncompleted contracts	2,382	2,086
Inventory	3,848	4,344
Prepaid expenses	498	384
Deferred tax assets	660	660
Property and equipment, net	1,153	1,103
Goodwill	27,774	27,774
Identifiable intangible assets, net	662	698
Other assets	712	695
Total assets	$47,386	$46,656

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$8,983	$9,007
Revolving line of credit	2,298	945
Deferred gain on sale of building	662	733
Deferred compensation plan liability	834	772
Notes payable	4,994	5,327
Convertible debentures, net	9,048	8,996
Total liabilities	26,819	25,780
Redeemable common stock	3,414	3,414
Total stockholders’ equity	17,153	17,462
Total liabilities and stockholders’ equity	$47,386	$46,656

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2005	2004
Net sales and contract revenues:
Net sales	$7,525	$6,903
Contract revenues	4,554	4,538
Total net sales and contract revenues	12,079	11,441
Costs and expenses:
Cost of net sales	3,746	3,546
Cost of contract revenues	2,899	2,946
Gross profit	5,434	4,949
Operating expenses:
Selling, general and administrative	3,689	3,600
Research and development	1,699	793
Stock-based compensation	265	—
Deferred compensation plan expense	62	—
Amortization of intangible assets	37	—
Total operating expenses	5,752	4,393
Operating income (loss)	(318)	556
Non-operating income (expense):
Other income (expense), net	(48)	923
Interest expense, net	(352)	(70)
Income (loss) before income taxes and minority interest	(718)	1,409
Income tax expense	(8)	(75)
Minority interest in earnings of subsidiary	—	(368)
Net income (loss)	$(726)	$966

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.03)	$0.04
Diluted earnings (loss) per share	$(0.03)	$0.04

Shares used in calculating earnings (loss) per share:
Basic	28,062	23,434
Diluted	28,062	24,865

ITERIS, INC.

UNAUDITED RECONCILIATION OF

GAAP OPERATING INCOME (LOSS) TO
PRO FORMA NON-GAAP OPERATING INCOME
(in thousands)

The pro forma non-GAAP adjustments set forth below are based upon our unaudited condensed consolidated statements of operations for the periods shown. These adjustments are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (“GAAP”).  However, the Company believes pro forma non-GAAP reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma non-GAAP reporting internally to assist in evaluating and managing the Company’s operations. The Company has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and to illustrate the results of the Company’s ongoing operations exclusive of certain non-cash charges.

	Three Months Ended June 30,
	2005	2004

GAAP operating income (loss)	$(318)	$566
Add back non-cash charges:
Stock-based compensation expense	265	—
Deferred compensation savings plan expense	62	—
Amortization of intangible assets	37	—
Pro Forma non-GAAP operating income	$46	$566